Exhibit 99.3

Mirati Therapeutics Reports Investigational Adagrasib (MRTX849) Preliminary Data Demonstrating Tolerability and Durable Anti-Tumor Activity as well as Initial MRTX1133 Preclinical Data

•	45% confirmed ORR and 96% DCR across Phase 1/1b and Phase 2 monotherapy cohorts in patients with advanced NSCLC

•	Median duration of treatment >8 months with 50% of patients and 83% of responders still on treatment in the Phase 1/1b monotherapy cohort in patients with advanced NSCLC

•	Well-tolerated safety profile across monotherapy and combination trials

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Initial preclinical data for MRTX1133, the Company’s potential first-in-class KRAS G12D selective inhibitor, demonstrate significant tumor regression in mutant animal models; IND filing planned for 1H 2021

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•	Mirati to host virtual investor event today at 1:30 p.m. PT / 4:30 p.m. ET

SAN DIEGO, CA – October 25, 2020 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today announced preliminary results from the Company’s mutant KRAS selective inhibitor programs. The preliminary results included updated clinical data of adagrasib (MRTX849), the Company’s KRAS G12C inhibitor, presented at the 32nd EORTC-NCI-AACR Symposium on Molecular Targets and Therapeutics (“ENA”) and initial preclinical in vivo data of MRTX1133, the Company’s selective and potent potential first-in-class KRAS G12D inhibitor.

Adagrasib is a potent and selective inhibitor of KRAS G12C, optimized for a long half-life and a significant volume of tissue distribution to maintain continuous inhibition of KRAS-dependent signaling for the complete dose interval to maximize efficacy demonstrated by the depth and duration of anti-tumor activity.

“The adagrasib preliminary data presented today showed deep and durable anti-tumor activity in non-small cell lung cancer (NSCLC), colorectal cancer (CRC) and other solid tumors, providing renewed hope for patients that harbor a KRAS G12C mutation. A 45% confirmed objective response rate for adagrasib as a monotherapy in advanced NSCLC is compelling. While this data is still maturing, adagrasib also demonstrated clinically meaningful duration of treatment for NSCLC patients in the Phase 1/1b cohort,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer of Mirati. “Enrollment is complete in the Phase 2 cohort of adagrasib as a monotherapy treatment for patients in 2nd / 3rd line NSCLC and we anticipate submitting a New Drug Application for accelerated approval in the second half of 2021. Adagrasib has been well tolerated as a monotherapy and in combination with pembrolizumab, cetuximab and TNO-155, a SHP-2 inhibitor. We are initiating additional registration-enabling global clinical studies of adagrasib as both a monotherapy and in combinations as we expand the program to earlier lines of therapy in NSCLC and CRC.”

Adagrasib tolerability at a dose of 600 mg BID in both monotherapy and combination trials:

•	In a pooled assessment of 110 patients harboring a G12C mutation in NSCLC, CRC and other solid tumors, monotherapy adagrasib has been well tolerated

•	4.5% of treatment-related adverse events led to discontinuation

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Over 50 patients have been treated with adagrasib in combination with either pembrolizumab (a PD-1 inhibitor) in NSCLC, cetuximab (an anti-EGFR antibody) in CRC and TNO-155 (a SHP-2 inhibitor) in NSCLC or CRC

•	Each combination has been well tolerated

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The pembrolizumab and cetuximab combination cohorts are ongoing and each have cleared the dose limiting toxicity evaluation period at the full dose of each commercial agent and at a 600 mg BID dose of adagrasib

•	The TNO-155 combination dose escalation and expansion cohorts are ongoing at a 600 mg BID dose of adagrasib

Preliminary efficacy data as of August 30, 2020 in patients with advanced NSCLC treated with adagrasib as a monotherapy at a 600 mg BID dose:

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Patients had a median of two prior systemic treatments, including all patients receiving prior treatment with platinum-based chemotherapy regimens and 92% of patients receiving prior treatment with an anti-PD-1 /L1 inhibitor

•	Efficacy data from pooled Phase 1/1b cohort and Phase 2 registration-enabling cohort (n=51):

•	45% (23/51) confirmed objective response rate (ORR)

•	70% (16/23) of responders had a best tumor response greater than 40%

•	96% (49/51) disease control rate (DCR)

•	3.6 months median duration of follow-up

•	65% (33/51) of patients remain on treatment

•	83% (19/23) of responders have not progressed and remain on treatment

•	Efficacy data from the Phase 1/1b cohort (n=14):

•	43% (6/14) confirmed ORR

•	100% (14/14) DCR

•	8.2 months median duration of treatment

•	50% (7/14) of patients remain on treatment

•	83% (5/6) of responders remain in response and on treatment

•	4 of 6 responders have a duration of treatment for >11 months and all 4 patients remain on treatment

•	Preliminary explorative correlative analysis of co-mutations of KRAS G12C and STK11 in advanced NSCLC showed a 64% (9/14) ORR across pooled Phase 1/1b and Phase 2 cohorts:

•	Approximately 30% of all KRAS G12C mutant NSCLC patients have a STK11 co-occurring mutation

•	Co-occurring KRAS and STK11 mutations have been shown to be significantly correlated with poor clinical outcomes when treated with immunotherapy and platinum-based chemotherapy regimens

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In a case study presented today from the ongoing clinical trial of adagrasib as a monotherapy, a heavily pre-treated NSCLC patient with an unirradiated, active brain metastases observed a 67% reduction in tumor volume including the disappearance of a metastatic brain lesion:

•	Preclinical studies demonstrate dose-dependent brain and cerebrospinal fluid (CSF) exposure

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The Phase 2 cohort of adagrasib as a monotherapy is currently enrolling additional NSCLC patients with active brain metastases to further explore this patient population which has a high unmet medical need

In a case study presented today from the ongoing clinical trial of adagrasib in combination with TNO-155 (investigational SHP-2 inhibitor) in collaboration with Novartis, a heavily pre-treated NSCLC patient treated in the combination trial of adagrasib and TNO-155 (investigational SHP-2 inhibitor) observed a 60% reduction in tumor volume:

•	Data was from a scan on August 24, 2020

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Prior therapy included treatment with a non-adagrasib monotherapy G12C direct inhibitor (with initial partial response followed by disease progression) and in combination with another SHP-2 inhibitor with chemotherapy (which was discontinued due to an adverse event)

Preliminary efficacy data as of August 30, 2020 in heavily pretreated patients with advanced CRC treated with adagrasib as a monotherapy at a 600 mg BID dose:

•	Median of 4 prior systemic treatments

•	Efficacy data from pooled Phase 1/1b and Phase 2 cohorts (n=18)

•	17% (3/18) confirmed ORR with 2 of 3 responders remaining on treatment

•	94% (17/18) DCR

•	67% (12/18) of patients remain on treatment

•	55% (10/18) have a duration of treatment of >4 months

Preliminary efficacy data as of August 30, 2020 in patients with advanced solid tumors, other than NSCLC and CRC, treated with adagrasib as a monotherapy at 600 mg BID dose from a Phase 1/1b cohort:

•	One patient each (n=4) with pancreatic, ovarian, endometrial and cholangiocarcinoma tumors were treated, and each patient had a confirmed partial response to therapy

•	2 appendiceal cancer patients had stable disease

•	All 6 eligible patients remain on treatment

MRTX1133 Preclinical Summary

MRTX1133, the Company’s potent, selective and reversible inhibitor of KRAS G12D, binds to and inhibits mutant KRAS protein in both its active and inactive states. MRTX1133 exhibits single digit nanomolar potency and is >1000-fold selective for KRAS G12D compared with wild-type KRAS in cellular assays. Based on preclinical analyses, MRTX1133 has a projected human half-life exceeding 50 hours and exhibits a low propensity for drug interactions or off-target pharmacology. MRTX1133 demonstrated tumor regression in multiple in vivo tumor models, including pancreatic and colorectal cancers.

“MRTX1133, a potential first-in-class compound, continues to advance toward an Investigational New Drug filing in the first half of 2021. The drug properties and antitumor activity we’ve observed in preclinical tumor models continue to show promise,” said James G. Christensen, Ph.D., Executive Vice President and Chief Scientific Officer at Mirati. “MRTX1133 has a low predicted target plasma concentration, based on its potency and high unbound fraction, and our goal is to achieve near complete and sustained target inhibition and maximal anti-tumor activity. To ensure sustained therapeutic levels are achieved, we are pursuing both oral and parenteral routes of administration in parallel as we plan for a Phase 1 clinical trial and intend to select the route that results in the optimal KRAS G12D inhibition. We are driven by the opportunity to positively impact the lives of patients with KRAS mutant cancers who have limited treatment options.”

ENA Presentations on Adagrasib Clinical Data:

Pasi A. Janne, M.D., Ph.D., Director of the Lowe Center for Thoracic Oncology at Dana-Farber Cancer Institute, Professor of Medicine, Harvard University and the Scientific Director of the Belfer Center for Applied Cancer Science, presented updated data for adagrasib in NSCLC patients from MRTX849-001. The presentation is titled, “KRYSTAL-1: Activity and Safety of Adagrasib (MRTX849) in Advanced/Metastatic Non-Small Cell Lung Cancer (NSCLC) Harboring KRAS G12C Mutation” (LBA-03).

Melissa L. Johnson, M.D., Associate Director of the Lung Cancer Research Program at Sarah Cannon Research Institute and Partner, Tennessee Oncology, PLLC, presented updated data for adagrasib in other solid tumors harboring a KRAS G12C mutation from MRTX849-001. The presentation is titled, “KRYSTAL-1: Activity and Safety of Adagrasib (MRTX849) in Patients with Colorectal Cancer (CRC) and Other Solid Tumors Harboring a KRAS G12C Mutation” (LBA-04).

“It’s an inspiring and exciting time in the oncology field to see potential targeted therapeutic options for patients with the KRAS G12C mutation, a patient population that has historically faced limited treatment options. The clinical outcomes presented today, including the depth and maturing duration of responses in non-small cell lung cancer, colorectal cancers, and other solid tumors, along with the overall favorable safety profile, are highly encouraging,” said Dr. Pasi Jänne.

Virtual Investor Event

Mirati will host a virtual investor event on October 25, 2020, at 1:30 p.m. PT/4:30 p.m. ET. Company executives will provide an overview of the adagrasib clinical data presented at the EORTC-NCI-AACR conference and share initial preclinical data for MRTX1133, the Company’s KRAS G12D selective inhibitor.

Investors and the general public are invited to listen to a live webcast of the event through the “Investors” section of the Mirati corporate website at http://ir.mirati.com/events-and-presentations. Materials related to the webcast will be available at the same website prior to the event. A replay of the event will be available shortly after the conclusion of the event.

About Adagrasib (MRTX849)

Adagrasib is an investigational, orally available small molecule that is designed to potently and selectively inhibit a form of KRAS which harbors a substitution mutation (G12C). KRAS G12C mutations are frequently linked to negative prognoses and are present in approximately 14% of non-small cell lung cancer (NSCLC) adenocarcinoma patients, 3-4% of colorectal cancer patients (CRC), and subsets of other types of cancer. Adagrasib is being evaluated as a monotherapy to treat patients with KRAS G12C-positive advanced solid tumors, including a registration enabling cohort in NSCLC. Adagrasib is also currently being evaluated in various combination cohorts in NSCLC and CRC with a PD-1 inhibitor, EGFR inhibitor, pan-EGFR inhibitor and SHP2 inhibitor.

About MRTX1133

MRTX1133 is designed to potently and selectively inhibit a form of KRAS which harbors a substitution mutation (G12D). MRTX1133 is in investigational new drug (IND)-enabling studies. KRAS G12D mutations impact an estimated 180,000 patients in the U.S. and Europe. The prevalence of the G12D oncogenic mutation is much higher than others including G12C, ALK, RET and TRK. G12D is present in approximately 36% of pancreatic patients, 12% of colorectal patients, 4% of NSCLC adenocarcinoma patients and 6% of endometrial patients.

About Mirati Therapeutics

Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based late-stage biotechnology company relentlessly focused on translating drug discovery and research into new treatments for patients by advancing and delivering novel therapeutics that target the genetic and immunologic drivers of cancer. Mirati is advancing a novel pipeline to treat large patient populations across multiple programs and tumor types, including two programs, adagrasib and sitravatinib, in registration-enabling studies to treat non-small cell lung cancer (NSCLC).

Adagrasib is an investigational small molecule and selective KRAS G12C inhibitor in clinical development as a monotherapy and in combinations. MRTX1133 is an investigational small molecule and selective KRAS G12D inhibitor in preclinical development.

Sitravatinib is an investigational spectrum-selective inhibitor of receptor tyrosine kinases (RTK) designed to enhance immune responses through the inhibition of immunosuppressive signaling. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a Phase 3 trial of sitravatinib in combination with nivolumab in NSCLC.

For more information, visit www.mirati.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercializing new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Investor Relations Contact: Temre Johnson Mirati Therapeutics Inc. Director, Investor Relations (858) 332-3562 ir@mirati.com	Media Contact: Bryan Blatstein Spectrum Science Communications 917-714-2609 bblatstein@spectrumscience.com